Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cardigant Medical Inc.
1500 Rosecrans Avenue, Suite 500
Manhattan Beach, CA 90266

We consent to the use in this filing on Form 10-K of our report dated March 30, 2012, relating to the financial statements of Cardigant
Medical Inc..

/s/ Jonathon P. Reuben CPA

Jonathon P. Reuben, C.P.A.
An Accountancy Corporation
Torrance, CA 90505
March 30, 2012